Exhibit 16.1

June 6, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by QuickLogic Corporation included under Item 4.01(a) of its Current Report on Form 8-K dated June 4, 2024 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP